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FOR IMMEDIATE RELEASE

         Magellan Investor Contact:                    Aetna Investor Contact:
         Kevin Helmintoller                            Catherine H. Smith
         (404) 814-5742                                (860)273-6184

         Magellan Media Contact:                       Aetna Media Contact:
         Robert Mead                                   Joyce A. Oberdorf
         (212) 445-8208                                (860)273-7392


         MAGELLAN TO PURCHASE HUMAN AFFAIRS INTERNATIONAL

      -HAI and Aetna U.S. Healthcare Also Agree to Strategic Relationship-

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ATLANTA,  GA, August 5, 1997 -- Magellan Health  Services,  Inc.  (NYSE:MGL) and
Aetna Inc. (NYSE:AET) announced today that Magellan has signed a definitive agreement for the purchase of Human Affairs International, Incorporated (HAI), a unit of Aetna U.S. Healthcare, the health business unit of Aetna.
         In addition, Magellan and Aetna U.S. Healthcare have entered into a long-term strategic relationship that will allow Aetna U.S. Healthcare's members continuing access to HAI's broad network of behavioral health professionals.
         HAI manages the care of over 15 million covered lives through employee assistance programs (EAPs) and managed behavioral health plans. HAI will become a wholly owned subsidiary of Magellan Health Services. The addition of HAI will double, to 32 million, the number of covered lives for whom Magellan's operating units manage behavioral care and employee assistance programs, making Magellan the leading behavioral care manager in the country.

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         Terms of the  transaction  will include a payment of $122.1  million in cash by Magellan at closing. In addition, under the terms of the strategic relationship, payments of up to $300 million may be made by Magellan over the term of the agreement. The transaction, which will be recorded as a purchase transaction by Magellan, is subject to federal and state approvals and other customary conditions, and is expected to close in the fourth quarter of calendar 1997.
         "We are pleased to welcome HAI, its employees and its broad network of providers to the growing Magellan family," said Mac Crawford, chairman, president and CEO of Magellan. "The acquisition of HAI will be another major step forward in our strategy to focus more on the specialty managed care segment of the healthcare business. HAI has been a strong performer, especially in the employee assistance market and in providing service to Aetna U.S. Healthcare members. Our previous purchase of a majority interest in Green Spring has performed very well since our acquisition and we expect HAI to continue its strong performance as well."
          Crawford continued, "We are excited that we could pay for this with cash on hand and going forward, we will continue to aggressively seek acquisition and investment opportunities. Under the Magellan holding company structure we are well positioned to participate in the ongoing consolidation of both the managed care and provider segments of behavioral healthcare."
         "We  believe  that  behavioral   health  is  an  integral  part  of  an
individual's overall health and wellness," said Michael J. Cardillo, president of Aetna U.S. Healthcare. "This transaction is consistent with our focus on our
core  managed  care   business  and   signifies   our   commitment  to  offering
comprehensive, high quality behavioral health programs, employee assistance and substance abuse programs, with the broadest possible choice of provider networks and in a cost-effective manner. This transaction also establishes a long-term strategic relationship with competitive, fixed provider rates."
         HAI, headquartered in Salt Lake City, provides mental health, employee assistance and substance abuse treatment programs, serving more than 15 million covered lives, of which a majority are Aetna U.S. Healthcare members. HAI was founded in 1973 as a provider of employee assistance programs and was acquired by Aetna in 1988.

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     Magellan Health Services,  Inc. is one of the country's largest  integrated behavioral health care companies. Its business units include: Majority-owned Green Spring Health Services, a leader in behavioral managed care services; Magellan Public Solutions, serving public sector agencies with privatized
behavioral  health  services;   Charter  Franchise  Services,  an  international
franchisor  of  behavioral  health  care  systems;  and 50%  interest in Charter
Behavioral Health Systems, the largest operator of free-standing behavioral health facilities in the U.S.

     Aetna U.S. Healthcare, the health business unit of Aetna Inc., is the nation's leading health benefits organization with a total health enrollment of more than 14 million members nationwide.

     Certain of the statements in this press release including, without limitation, statements by Magellan regarding acquisition opportunities, growth in managed lives, and expectations as to HAI's future performance, and statements regarding amounts potentially payable under the strategic relationship constitute forward-looking statements contemplated under the Private Securities Reform Act of 1995. Risk factors such as the ability to successfully complete and integrate acquisitions could prevent Magellan from consummating the future acquisition opportunities or achieving the growth and performance mentioned. Also, the amounts potentially payable under the strategic relationship are contingent upon a number of factors and no assurances can be made that the payments will be made or received by the respective parties. For a more complete discussion of these and other risk factors, please see Exhibit 99 contained in Magellan's Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 1996 filed with the Securities and Exchange Commission on April 23, 1997 and Magellan's Form 10-Q for the third fiscal quarter ended June 30, 1997 to be filed with the Securities and Exchange Commission no later than August 14, 1997.

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